                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  X

Filed by a party Other than the Registrant

Check the appropriate box:
    Preliminary Proxy Statement
    Confidential, for Use of the Commission Only
 X  Definitive Proxy Statement
    Definitive Additional Materials
    Soliciting Material Pursuant to Rule 14a-11(C) or Rule 14a-12

                                   LESCO, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

       (NAME OF PERSON(S) FILING PROXY STATEMENT IF OTHER THAN REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

X  No fee required.

   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)      Title of each class of securities to which transaction applies:
           Not Applicable

(2)      Aggregate number of securities to which transaction applies:
           Not Applicable

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
           Not Applicable

(4)      Proposed maximum aggregate value of transaction:
           Not Applicable

         Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)      Amount previously paid:
           Not Applicable

(2)      Form, schedule or registration statement no.:
           Not Applicable

(3)      Filing party:
           Not Applicable

(4)      Date filed:
           Not Applicable

                                   LESCO, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             TO BE HELD MAY 14, 1997

                                                                  APRIL 10, 1997

TO THE SHAREHOLDERS OF
LESCO, INC.:

                  The annual meeting of the shareholders of LESCO, Inc., an Ohio corporation (the "Company"), will be held at the offices of the Company, 20005 Lake Road, Rocky River, Ohio 44116, on Wednesday, May 14, 1997, at 9:30 a.m., local time, for the following purposes:

         1. To elect directors, each to hold office for a one-year term and until his successor is elected and qualified.

         2. To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on April 4, 1997, will be entitled to notice of and to vote at the meeting. Shareholders are urged to complete, date and sign the enclosed proxy and return it in the enclosed envelope.


                                 By Order of the Board of Directors,




                                 PATRICIA W. PRIBISKO, Secretary

                                   LESCO,INC.

                                 20005 LAKE ROAD
                             ROCKY RIVER, OHIO 44116


                                 PROXY STATEMENT




                                                                  April 10, 1997


                              GENERAL INFORMATION


                  This proxy statement is furnished in connection with the solicitation of proxies to be used at the annual meeting of shareholders (the "Annual Meeting") of LESCO, Inc., an Ohio corporation (the "Company"), to be held at the offices of the Company, 20005 Lake Road, Rocky River, Ohio, on Wednesday, May 14, 1997, at 9:30 a.m., local time, and at any adjournment thereof. This proxy statement and the accompanying notice and proxy, together with the Company's Annual Report to Shareholders for the year ended December 31, 1996, are first being sent to shareholders on or about April 10, 1997.

                  The solicitation of proxies is made by and on behalf of the Board of Directors. The cost of the solicitation of proxies will be borne by the Company. The Company may also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses incurred by them in sending proxy materials to the beneficial owners of the Company's Common Shares, without par value (the "Common Shares").

                  If the enclosed proxy is properly executed and returned, the Common Shares represented thereby will be voted in accordance with any directions properly specified therein. If no directions are indicated, the Common Shares will be voted to elect the directors set forth under "Election of Directors" below. Under Ohio law, broker non-votes and abstaining votes will not be voted in favor of or against any nominee. A shareholder's presence alone at the Annual Meeting will not operate to revoke that shareholder's proxy. The proxy is revocable by a shareholder at any time insofar as it has not been exercised by giving notice to the Company in writing or in open meeting.

                  The close of business on April 4, 1997, has been fixed as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. At that time, the Company's voting securities outstanding consisted of 8,073,947 Common Shares, each of which is entitled to one vote at the Annual Meeting. The presence, in person or by proxy, of persons entitled to vote a majority of the Common Shares outstanding will constitute a quorum for the conduct of all business to be considered at the annual meeting.

                              ELECTION OF DIRECTORS

                  The Code of Regulations of the Company (the "Code") fixes the number of directors at nine but authorizes the Board of Directors to increase or decrease the number of directors by not more than two. The Code also authorizes the Board of Directors to fill any vacancy by the affirmative vote of a majority of the directors then in office. The Board increased the number of directors from nine to eleven. Each director elected serves until the next annual meeting and until his successor is elected and qualified.

                  The Board of Directors of the Company, through the Nominating Committee, has nominated the eleven persons listed below for election as directors. If any nominee declines or is unable to serve (which the Board of Directors has no reason to expect), the persons named in the accompanying Proxy intend to vote for the balance of those nominees named, and, if they deem it advisable, for a substitute nominee.

                  The following table sets forth information with respect to each nominee:

-------------------------------------------------------------------------------------------------------------------

                                                                                                    DIRECTOR
                                                                                                    CONTINUOUSLY
NAME                              AGE       POSITION                                                SINCE
-------------------------------------------------------------------------------------------------------------------

William A. Foley                  49        Chairman of the Board of                                1993
                                            Directors, President and
                                            Chief Executive Officer

Robert F. Burkhardt               60        Consultant and Director                                 1963


Paul H. Carleton                  49        Director                                                1984

David H. Clark                    68        Director                                                1985

F. Leon Herron, Jr.               75        Director                                                1991

Stanley M. Fisher                 69        Director                                                1994

Drexel Bunch                      52        Director                                                1995

J. Martin Erbaugh                 48        Director                                                1995

Michael J. FitzGibbon             31        Director                                                1996

Lee C. Howley                     49        Director                                                1996

Ronald Best                       61        Nominee for Director                                     --


                  William B. Nicol served on the Board of Directors from 1984 until his resignation on September 30, 1995. Following his resignation from the Board, Mr. Nicol became Director Emeritus and attends Board meetings but does not vote.

                  Karl E. Ware is retiring from the Board and will not stand for re-election as a director at the Annual Meeting. The Board of Directors, through the Nominating Committee, has nominated Ronald Best to fill the vacancy created by Mr. Ware's retirement.

                  During 1996, the Board of Directors of the Company met on six occasions. No director attended less than 75% of the meetings of the Board of Directors and committees of which he was a member held during 1996.

                  The Company has a Finance Committee that reviews, with the Company's independent auditors, the audit plans, the results of the audit engagement and the adequacy of the Company's internal accounting controls. The Finance Committee, which consists of Paul H. Carleton, Chairman, Stanley M. Fisher and Michael J. FitzGibbon, met two times during 1996.

                  The Company has a Compensation and Governance Committee which is responsible for determining executive compensation and administering the Company's compensation plans. The Compensation and Governance Committee, which consists of J. Martin Erbaugh, Chairman, Drexel Bunch, Stanley M. Fisher and Lee
C. Howley (with a Granting Subcommittee consisting of the same directors, with the exception of Stanley M. Fisher), met two times during 1996.

                  The Nominating Committee consists of William A. Foley, Chairman, Robert F. Burkhardt and David H. Clark. The Nominating Committee nominates candidates for election to the Board of Directors and will consider suggestions forwarded by shareholders to the Secretary of the Company concerning qualified candidates for election as directors. The Nominating Committee met one time during 1996.

                   Ohio law provides that if notice in writing is given by any shareholder to the President or a Vice-President or the Secretary of the Company not less than forty-eight hours before the time fixed for holding the Annual Meeting, which states that the shareholder desires that the voting for the election of directors be cumulative, and an announcement of the giving of such notice is made upon the convening of the meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice, then each shareholder will have cumulative voting rights in the election of directors. If cumulative voting is invoked: (i) each shareholder will be entitled to cast an aggregate number of votes in the election of directors determined by multiplying the number of persons to be elected by the number of shares the shareholder holds as of the Record Date and to distribute such votes among nominees in any fashion the shareholder sees fit; and (ii) unless express contrary instructions are given therein, a proxy in the enclosed form will include discretionary authority to cumulate votes and distribute them among persons nominated by the Board of Directors in such fashion as the proxies believe will maximize the number of such nominees elected. If cumulative voting is not invoked, each shareholder will be entitled to cast for each of eleven nominees up to that number of votes that equals the number of shares held by him as of the Record Date. The eleven nominees receiving the greatest number of votes will be elected. Submission of a proxy withholding authority from a nominee or a broker non-vote has the effect of failing to vote for such nominee but does not otherwise act as a vote "against" such nominee.

                  BUSINESS EXPERIENCE OF DIRECTORS AND NOMINEES

                  William A. Foley joined the Company in July 1993 as President, Chief Executive Officer and a director. He was elected Chairman of the Board of Directors in October 1994, following the death of James I. FitzGibbon. Mr. Foley was President and Chief Executive Officer of Imperial Wallcoverings, Inc., a wallpaper producer and a subsidiary of Collins & Aikman, Inc., from October 1990 until February 1993. From January 1988 to October 1990, Mr. Foley was Vice President and General Manager of The Scotts Company Consumer Business Group, a producer and marketer of turf care products. Mr. Foley was Vice President and General Manager of Rubbermaid Specialty Products Division, a producer of rubber and plastic products, from 1984 to 1988, and was Vice President - Sales and Marketing for Anchor Hocking Corporation, a producer of glass products, from 1970 to 1984. Mr. Foley is also a director of Alltrista Corporation, a consumer and industrial products manufacturing company, and Libbey, Inc., a producer of glass products.

                  Robert F. Burkhardt has served as a consultant to the Company since July 1994 and as a director since 1963. He is a co-founder of the Company and served as Vice Chairman from January 1987 to June 1994. Mr. Burkhardt served as President of the Company from May 1984 to January 1987, and as Vice President from 1963 to May 1984.

                  Paul H. Carleton has been a director of the Company since May 1984. Since August 1996, Mr. Carleton has been Executive Managing Director of, and a principal in, Carleton, McCreary, Holmes & Co., a division of Key Capital Markets, Inc., an investment banking firm located in Cleveland, Ohio, specializing in mergers, acquisitions and public and private financings. In August 1996, Carleton, McCreary, Holmes & Co. was purchased by Key Corp. Prior to the purchase, from January 1993 to August 1996, Mr. Carleton was Managing Director of, and a principal in, Carleton, McCreary, Holmes & Co. From July 1989 through December 1992, Mr. Carleton was President, and a principal in, The Carleton Group, an investment banking firm located in Cleveland, Ohio. Prior thereto, Mr. Carleton was a Managing Director of McDonald & Company Securities, Inc., a Cleveland investment banking firm. Mr. Carleton is a director of University Hospitals of Cleveland (Ohio), a major teaching hospital, and Bluecoats, Inc., an organization devoted to the welfare of families of Cuyahoga County (Ohio) safety forces employees who lost their lives in the line of duty.

                  David H. Clark has been a director of the Company since December 1985. Mr. Clark was President of McLouth Steel Products Corp. from 1986 to 1988 and is now retired. From 1984 to 1985, Mr. Clark was a Vice President of LTV Steel Company, Inc., and President of its Bar Division. He had also been Executive Vice-President--Steel Group for Republic Steel Corporation prior to the merger of Republic and LTV in 1984.

                  F. Leon Herron, Jr., has been a director of the Company since June 1991. Mr. Herron was employed by O.M. Scott & Sons, Inc., a producer and marketer of turf care products, prior to his retirement in 1983, and served as President from 1966 to 1983 and Chairman from 1971 to 1983.

                  Stanley M. Fisher was the Company's outside counsel from 1975 to December 1994, and has been a director of the Company since December 1994. He is Of Counsel with the Cleveland, Ohio, law firm Arter & Hadden. Mr. Fisher has been a member of the National Conference of Commissioners on Uniform State Laws since 1983. He was appointed in 1994 by the President of the United States to the Federal Service Impasses Panel and reappointed to a five year-term in January 1997. He is a past National President of the Federal Bar Association and serves as an Adjunct Professor of Law at The Cleveland-Marshall College of Law of The Cleveland State University, Cleveland, Ohio.

                  Drexel Bunch has been a director since March 1995. Mr. Bunch has been employed by Nordson Corporation, a producer and marketer of industrial equipment along with software and application technologies, since 1983, where he has been Vice President, Manufacturing, since 1985. Prior to that, Mr. Bunch held the positions of Vice President of Quality and Productivity and Director of Quality Assurance. Prior to joining Nordson Corporation, Mr. Bunch was employed for more than 16 years by the Ford Motor Company. He is a trustee and treasurer of the Westlake (Ohio) Education Foundation and a trustee of the Nordson Corporation Foundation and the Lorain County (Ohio) Chamber of Commerce.

                  J. Martin Erbaugh has been a director since March 1995. Mr. Erbaugh is an attorney who has had 17 years of management experience in the lawn care industry as President of Lawnmark, a lawn care company. Currently, he is President of J.M. Erbaugh Co., a private investment firm, and President of Coer Inc., a real estate development firm. He is a director of Morgan Fun Shares, Inc., a closed-end investment company, and Vice Chairman and a director of Morgan Bank, NA, a national bank. He is Founder, a past President and director of The Professional Lawn Care Association of America. He is a trustee of the Burton D. Morgan Foundation.

                  Michael J. FitzGibbon has been a director since March 1, 1996. Mr. FitzGibbon is Director of Graduate Programs for the Mandel Center for Non-Profit Organizations at Case Western Reserve University. Mr. FitzGibbon is also a Ph.D. candidate in the Social Policy History Program at Case Western Reserve University. Mr. FitzGibbon serves as a trustee of the Diabetes Association of Greater Cleveland (Ohio) and the Westside YMCA.

In 1995, he was a John D. Rockefeller III Fellow at the Yale University Program on Non-Profit Organizations. During the 1993-94 academic year, Mr. FitzGibbon was a Doctoral Fellow at the Indiana University Center on Philanthropy.

                  Lee C. Howley has been a director since March 1, 1996. Mr. Howley has been a principal in the construction, financing and operation of health care-related real estate and in telecommunications systems. He has served in leadership capacities for a number of civic organizations. From 1994 to 1995, Mr. Howley represented the United States at the United Nations as the Country's Public Delegate, at the request of President Clinton. Since 1981, Mr. Howley has served as President of Howley & Company, a real estate development and management company; since 1987, he has served as Chairman of Coast Management Company, a real estate cleaning company; and since 1995, he has served as Principal of Howley & Leroux Health Services, a consulting company for the merger, affiliation and acquisition of health care providers. He was founder and a general partner of North Coast Cable, Ltd., a cable television company servicing Cleveland, Ohio, from 1981 to 1994. Mr. Howley is a director of Boykin Lodging Company, a hotel and restaurant management company, and DMI, a provider of consulting services to the health care industry.

                  Ronald Best is a nominee for election as director. Since 1995, Mr. Best has been President and Managing Partner, First Marquis International, an equity investor and workout consulting firm located in Toronto, Canada; Executive Vice President, Hall International Group Inc., a project management firm specializing in real estate development in China located in Mississauga, Canada; and Chairman and Chief Executive Officer, Eccobox Industries, a beverage processing company located in Richmond Hill, Canada. From 1992 to 1994, Mr. Best was President and Chief Executive Officer of Totes Incorporated, a rainwear manufacturing and distribution company, located in Cincinnati, Ohio. From 1980 to 1991, Mr. Best held several executive positions with Rubbermaid, Inc., a rubber and plastics products manufacturing and distribution company, located in Wooster, Ohio, completing his career at Rubbermaid as Senior Vice President, International and Business Development. Prior to joining Rubbermaid, Mr. Best held several executive positions with G.E. Canada in its Consumer, Industrial and Power Generation Divisions, closing out his career there as Vice President Finance and Strategic Planning (C.A.M.C.O.) and a director of G.E. Credit Canada. He is a director of Milltronics, Inc., a process control company; Moneysworth & Best, a shoe care and repair company; and Battery Technology, Inc., a licensor of rechargeable consumer batteries.

                             EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

                           Summary Compensation Table
                           --------------------------

                  The following table summarizes the compensation paid to the Chief Executive Officer and each of the Company's other five most highly compensated officers (the "Named Executive Officers") during or with respect to the fiscal years ended December 1996, 1995 and 1994 for services in all capacities to the Company.


-----------------------------------------------------------------------------------------------------------------------------------
                                                                                           Long-Term
                                                    Annual Compensation               Compensation Awards
-----------------------------------------------------------------------------------------------------------------------------------
                                                                               Restricted                           All Other
                                   Fiscal         Salary          Bonus           Stock              Options      Compensation(2)
Name and Principal Position         Year            ($)            ($)         Awards ($)(1)     (# of shares)         ($)
-----------------------------------------------------------------------------------------------------------------------------------
William A. Foley,                     1996      300,014         84,450          90,002              18,000         10,231
Chairman of the Board, President      1995      275,000           -               -                  4,000          7,924
and Chief Executive Officer           1994      275,000           -               -                  4,000          6,358
-----------------------------------------------------------------------------------------------------------------------------------
John M. Freise,                       1996      190,000         17,605          55,573              18,000          8,398
Vice President, Sales                 1995       67,315(3)        -               -                 10,000            973

-----------------------------------------------------------------------------------------------------------------------------------
Philip R. Gardner,                    1996      145,300          6,717          35,711              18,000          4,815
Vice President, International         1995      145,000           -               -                  4,000          5,363
and Key Accounts                      1994      145,000           -               -                  4,000          5,771
-----------------------------------------------------------------------------------------------------------------------------------
Ware H. Grove,                        1996      106,731(4)      37,015          73,975              33,000          3,207
Vice President and Chief
Financial Officer
-----------------------------------------------------------------------------------------------------------------------------------
C. Thomas Smith,(5)                   1996      132,954         15,096          41,876              18,000          6,628
Vice President, Operations            1995      127,200           -               -                  4,000          5,453
-----------------------------------------------------------------------------------------------------------------------------------
Michael A. Sotak,(5)                  1996      155,120          8,320           8,320              18,000          5,152
Vice President, Marketing             1995      146,440           -               -                  4,000          8,563
-----------------------------------------------------------------------------------------------------------------------------------

1 Messrs. Foley, Freise, Gardner, Grove and Smith were granted an award of 6,207; 2,620; 2,000; 2,551 and 1,848 Restricted Shares,
         respectively, which on the date of grant had a market value of $90,002; $37,990; $29,000; $36,990 and $26,796, respectively. The Restricted
         Shares are subject to forfeiture if Company performance goals are not met for fiscal years 1996, 1997 and 1998. Dividends on the Restricted Shares are payable in additional Restricted Shares also subject to forfeiture. In addition, Messrs. Freise, Gardner, Grove, Smith and Sotak received 1,082; 413; 2,276; 928 and 512 Common Shares, respectively, which on the date of grant had a market value of $17,583; $6,711; $36,985; $15,080 and $8,320, respectively, representing a portion of their bonus payable for 1996. These Common Shares are not forfeitable, but restricted from transfer until March 10, 1998 (except to satisfy tax withholding obligations). Dividends on these Common Shares are paid in cash.

2 Reflects (i) the Company's contributions to the LESCO, Inc. Stock Investment and Salary Savings Plan and Trust and (ii) reimbursement for medical expenses pursuant to an insurance program.

3 Mr. Freise was first employed by the Company effective September 11, 1995, and the salary for fiscal year 1995 reflects the period September 11 through December 31.

4 Mr. Grove joined the Company as an executive officer June 3, 1996, and the salary for fiscal year 1996 reflects the period June 3 through December 31.

5 Mr. Smith and Mr. Sotak both joined the Company in 1994 and became executive officers in 1995.

                        Option Grants in Last Fiscal Year
                        ---------------------------------

                  The following table sets forth the stock options granted during the year ended December 31, 1996, to the Named Executive Officers.

                                                                                    Potential Realizable
                                                                                Value at Assumed Annual Rates
                                                                                 of Stock Price Appreciation
                  Individual Grants                                                     for Option Term(1)
-----------------------------------------------------------------------       ----------------------------------
                                    % of Total
                                      Options
                                    Granted to    Exercise
                        Options    Employees in     Price    Expiration
Name                    Granted     Fiscal Year    ($/sh)       Date          0%($)         5%($)         10%($)
----                    -------    ------------    ------       ----          -----         -----         ------

William A. Foley(2)    18,000           6.6       14.50        4/01/06          0          164,200        416,000
John M. Freise(2)      18,000           6.6       14.50        4/01/06          0          164,200        416,000
Philip R. Gardner(2)   18,000           6.6       14.50        4/01/06          0          164,200        416,000
Ware H. Grove(3)       33,000          12.1       15.00        6/03/06          0          311,200        789,000
C. Thomas Smith(2)     18,000           6.6       14.50        4/01/06          0          164,200        416,000
Michael A. Sotak(2)    18,000           6.6       14.50        4/01/06          0          164,200        416,000
----------------------------------------

1 Amounts have been calculated using the exercise price per share at assumed compound annual rates of stock appreciation from the date of grant to the date of expiration of 0%, 5% and 10% respectively.

2 The options were granted pursuant to the Company's 1992 Stock Incentive Plan. Of the total, 6,000 options vested and became fully exercisable on December 31, 1996, and 6,000 options will vest and become fully exercisable on each of December 31, 1997 and 1998.

3 The options were granted June 3, 1996. Of the total, 15,000 options vested and became fully exercisable on the date of grant, 6,000 options vested and became fully exercisable on December 31, 1996 and 6,000 options will vest and become fully exercisable on each of December 31, 1997 and 1998.



                 Aggregated Option Exercises in Last Fiscal Year
                 -----------------------------------------------
                        and Fiscal Year-End Option Value
                        --------------------------------

                  The following table sets forth information for each Named Executive Officer with regard to the aggregate stock options exercised during the year ended December 31, 1996, and the stock options held as of December 31, 1996.

                                                                                                Value of Unexercised
                                                                                                    in-the-Money
                                                            Number of Unexercised                    Options at
                                                         Options at Fiscal Year-End              Fiscal Year-End($)(1)
                                                       -------------------------------        ----------------------------
                   Shares Acquired        Value
Name               on Exercise(#)     Realized ($)      Exercisable      Unexercisable        Exercisable    Unexercisable
----               --------------     ------------      -----------      -------------        -----------    -------------

William A. Foley           0                 0            167,960            132,000          1,040,993           804,000

John M. Freise             0                 0             16,000             12,000             37,000            24,000

Philip R. Gardner          0                 0             32,000             12,000             95,530            24,000

Ware H. Grove              0                 0             21,000             12,000             31,500            18,000

C. Thomas Smith            0                 0             12,000             12,000             17,500            24,000

Michael A. Sotak           0                 0             25,000                  0             41,000                 0

-----------------------------------

1 Market value of underlying securities at December 31, 1996, of $16.50 minus the exercise price.


COMPENSATION OF DIRECTORS

                  The Company pays all directors who are not employees a retainer of $12,000 per year, $750 per Board meeting attended, and $1000 for the chairman of a committee and $750 for each member for each committee meeting attended (other than those held on the same day as a Board meeting). Directors Emeritus are paid a retainer of $6,000 per year and $375 per Board meeting attended.

               REPORT OF THE COMPENSATION AND GOVERNANCE COMMITTEE

The Compensation and Governance Committee of the Board of Directors (the "Compensation Committee") was responsible for determining compensation paid to the Company's executive officers during 1996. The Compensation Committee's members are J. Martin Erbaugh (Chairman), Drexel Bunch, Stanley M. Fisher and Lee C. Howley. This report describes the Compensation Committee's executive compensation philosophy and the policies and actions of the Compensation Committee with respect to fiscal year 1996 in considering compensation of the executive officers of the Company, including the Named Executive Officers.

The basic philosophy of the Compensation Committee is to provide compensation to the executive officers in a manner that (1) relates total compensation appropriately to corporate performance and the individual performance of each executive officer, (2) motivates the executive officers to achieve increased shareholder value, and (3) aligns the interests of the executive officers with the long-term interests of the Company's shareholders.

The Compensation Committee also intends to provide compensation to the executive officers at a level consistent with compensation available to executives with similar responsibilities at companies of similar size in order to continue to attract and retain key executives. The Compensation Committee has set base salaries at levels slightly below the levels at those companies and has set overall compensation (base salary plus short-term and long-term incentives) at levels slightly above the levels at those companies.

The Compensation Committee has reviewed the Company's compensation levels in connection with Section 162(m) of the Internal Revenue Code, as amended, and, at this time, does not foresee exceeding the $1 million deduction limitation for any executive officer.

For fiscal year 1996, the Compensation Committee reviewed the performance of management in connection with the considerations discussed below.

BASE SALARY. Base salaries are set in accordance with the Compensation Committee members' collective experience and perception of the compensation paid to executives with similar responsibilities in companies of similar size. In this context, the Compensation Committee reviews management compensation reports, uses, from time to time, outside compensation consultants and considers publicly available information concerning the companies comprising the peer group identified on page 10 (the "Peer Group") and other competitors of, and other companies of similar size to, the Company that are not included in the Peer Group. Adjustments are made for individual performance, levels of experience and the level of responsibility undertaken.

MANAGEMENT INCENTIVE PLAN. The Compensation Committee established an Executive Incentive Plan (the "Incentive Plan") in fiscal 1996, comprised of short-term and long-term incentive components, to enable the Company to reward achievement of the objectives outlined in the Company's Strategic Plan.

SHORT-TERM INCENTIVES. The financial criteria used to measure achievement of the objectives in the Strategic Plan were earnings per share growth and sales growth. In addition, each of the executive officers had individual performance measures as determined by the Chairman. Earnings growth (adjusted for nonrecurring items) and sales growth fell within the performance range approved by the Committee at the beginning of the plan year, and the appropriate incentive payment in a combination of cash and Common Shares was made to executive officers.

LONG-TERM INCENTIVES. The Company has an equity-based award plan that provides for awards of share options, restricted shares, share appreciation rights, limited share appreciation rights and performance units. This plan is designed to create long-term incentives that align the interests of the Company's shareholders and its management. The plan is available to midlevel and senior Company officers and executives who are responsible for the Company's long-term growth.

In 1996, each Named Executive Officer was granted options to purchase 18,000 Common Shares; these options vest in 33-1/3% annual increments. In the past, the Compensation Committee has annually made a grant of options to executive officers. The 1996 grant of 18,000 options is intended to cover a three-year period, and the committee does not currently anticipate additional option grants in 1997 or 1998. The Compensation Committee believes that option grants should continue to provide eligible employees a proprietary and vested interest in the growth and performance of the Company, and it does not specifically consider the number of options held by an employee in making an award.

The Incentive Plan also provides for the award of Restricted Shares to executive officers. The shares, which were awarded to executive officers in 1996, are subject to forfeiture if growth objectives for 1996, 1997 and 1998, as measured by cumulative compounded earnings per share, are not met.

CHIEF EXECUTIVE OFFICER COMPENSATION. The Company's compensation philosophy for its Chief Executive Officer is based on the principles of corporate and individual performance set forth above. The Company has an employment agreement with William A. Foley, its Chairman of the Board, President and Chief Executive Officer (the "Employment Agreement"), which was entered into in July 1993.

BASE SALARY. Mr. Foley currently receives an annual base salary of $300,000 which was targeted as described in the third paragraph of this report. Mr. Foley's annual base salary may be increased in accordance with performance standards established by the Compensation Committee and approved by the Board of Directors from time to time. Mr. Foley's base salary has not been adjusted for fiscal year 1997.

SHORT-TERM INCENTIVES. Mr. Foley received an incentive payout of $84,450 in 1997 for attainment of objectives in 1996. Mr. Foley received his targeted level of the discretionary portion of the incentive award based on the Committee's review of Mr. Foley's accomplishments during 1996 and the Company's progress with respect to certain strategic initiatives. However, instead of receiving a portion of his payout in Common Shares (as did other executive officers), $42,225 was earmarked for the exercise of options held by Mr. Foley with the intent that shares acquired by him upon such exercise will be retained for a period of one year.

LONG-TERM INCENTIVES. Mr. Foley was granted options to purchase up to 300,000 Common Shares in July 1993 pursuant to the Employment Agreement. These options vest at the rate of 20% per year over a five-year period beginning on June 30, 1994. The per share exercise prices of $9.33 per share for the first 60,000 Common Shares and $10.00 per share for the remaining 240,000 Common Shares were set below the then-current market price of $15.167 (adjusted for a 3-for-2 stock split) in lieu of additional cash compensation and to provide Mr. Foley an enhanced proprietary and vested interest in the future growth and performance of the Company. During 1996, Mr. Foley was granted options to purchase 18,000 Common Shares under the Company's equity-based award plan; these options vest in 33-1/3% annual increments. As stated above, this grant is intended to cover a three-year period in lieu of annual grants. In addition, Mr. Foley was awarded 6,207 restricted Performance Shares in 1996, which are subject to forfeiture if growth objectives for 1996, 1997 and 1998 are not met.

In 1996, the Compensation Committee formalized a performance appraisal process for the Chief Executive Officer. The Committee plans to continue this process in 1997 and make appropriate recommendations to the Board with respect to Chief Executive Officer compensation.


                           The Compensation Committee
                                        J. Martin Erbaugh, Chairman
                                        Drexel Bunch
                                        Stanley M. Fisher
                                        Lee C. Howley

                             PERFORMANCE COMPARISON

                  The following graph illustrates the return that would have been realized (assuming reinvestment of dividends) by an investor who invested $100 on December 31, 1991 in each of (i) the Company's Common Shares, (ii) the NASDAQ Industrial Index, and (iii) a fund investing proportionately, based on respective market capitalization, in the common stocks of the group of companies which the Company has identified as its peer group solely for this purpose.




                          1997 PROXY PERFORMANCE GRAPH

                                    [GRAPH]


              1991      1992     1993      1994       1995        1996
             -----------------------------------------------------------
LESCO        $100.00   $131.45  $187.33   $151.40    $180.01     $200.16
NASDAQ       $100.00   $108.37  $116.12   $112.41    $144.21     $165.88
PEER GROUP   $100.00   $112.26  $135.41   $122.85    $136.32     $140.38





                  The Company is engaged in the manufacture and marketing of an extensive line of golf course and lawn care products. These products include fertilizers, turf protection products, grass seed, turf care equipment, replacement parts and golf course accessories. In reviewing published industry and line of business indexes, the Company has not identified an index which portrays the Company's line of business. The Company competes with national suppliers that market strictly fertilizers, turf protection products or equipment directly to the end users. The Company also competes with numerous privately held regional and local suppliers which offer a more diverse line of turf care products than do the national suppliers. LESCO believes it is the only national, publicly held company that supplies a full range of products to the turf industry and sells directly to the end user.


                  Therefore, for purposes of preparing the above graph, LESCO has selected a peer group of publicly held companies as follows:

         -        Toro Company - Manufactures lawn maintenance equipment.

         - General Host - Operates a chain of specialty retail stores devoted to the sale of lawn and garden products, craft and Christmas merchandise.

         - Ringer Corp. - Develops and sells environmentally compatible lawn, garden and turf products.

         - The Scotts Company - Manufactures and markets consumer do-it-yourself lawn care and professional golf course turf care products. (Scotts commenced trading on NASDAQ in 1992 and is included in the peer group index only after December 31, 1992.)


                  The above list represents publicly held companies that manufacture or market turf care-related products. The Company intends to add to this peer group list as additional publicly held companies are identified.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

                  The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Shares as of March 19, 1997 (unless otherwise indicated) by each of the directors (including nominees to be elected as Directors), each of the Named Executive Officers, the directors and executive officers as a group, and each person known to the Company to be the beneficial owner of five percent or more of the outstanding Common Shares.

-------------------------------------------------------------------------------------------------------------------
                                                                       SHARES BENEFICIALLY OWNED (1)
BENEFICIAL                                                 NUMBER                                          PERCENT
-------------------------------------------------------------------------------------------------------------------


Ronald Best                                                   -0-                                            *

Drexel Bunch                                                  100                                            *

Robert F. Burkhardt (2)(3)(4)                             571,033                                            6.8

Paul H. Carleton                                              300                                            *

David H. Clark (3)                                         10,750                                            *

J. Martin Erbaugh (5)                                      24,184                                            *

Stanley M. Fisher (6)                                      20,610                                            *

Michael J. FitzGibbon (7)                                  35,000                                            *

William A. Foley (2)(3)(8)                                198,713                                            2.4

John M. Freise (3)                                         21,301                                            *

Philip R. Gardner (2)(3)                                   62,450                                            *

Ware H. Grove                                              26,863                                            *

F. Leon Herron, Jr. (9)                                     2,700                                            *

Lee C. Howley (10)                                          7,500                                            *

William B. Nicol                                              600                                            *

C. Thomas Smith (3)                                        14,399                                            *

Michael A. Sotak (2)(3)                                    26,907                                            *

Karl E. Ware (11)                                          14,700                                            *

All directors, nominees and                             1,038,110                                           12.3
executive officers as a group
(18 persons)

Naomi C. FitzGibbon (2)(12)                               978,053                                           11.6
1285 Gulfshore Blvd., 6-D
Naples, Florida 34102

Kalmar Investments Inc. (13)                              516,775                                            6.1
1300 Market Street, Suite 500
Wilmington, DE  19801
----------------------------

* Less than one percent

(1) The persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to the information contained in the footnotes below.

(2) Includes shares held by the LESCO, Inc. Stock Investment and Salary Savings Plan and Trust which are beneficially owned by the named persons as follows: Mr. Burkhardt, 151,833 shares; Mrs. FitzGibbon, 197,635 shares; Mr. Foley, 1,906 shares; Mr. Gardner, 27,927 shares; and Mr. Sotak, 1,395 shares. Persons who beneficially own shares held by the LESCO, Inc. Stock Investment and Salary Savings Plan and Trust have sole voting power with respect to such shares.

(3) The following hold exercisable options to purchase the shares as indicated:
Mr. Burkhardt, 66,900 shares; Mr. Clark, 7,500 shares; Mr. Foley, 166,960 shares; Mr. Freise, 16,000 shares; Mr. Gardner, 32,000 shares; Mr. Grove, 21,000 shares; Mr. Smith, 12,000 shares; and Mr. Sotak, 25,000 shares.

(4) Includes 68,885 shares owned by Mr. Burkhardt's wife; 15,000 shares owned by the Robert and Virginia Burkhardt Charitable Foundation; 118,100 shares owned by the Burkhardt Family Limited Partnership (Mr. Burkhardt disclaims beneficial ownership with respect to 113,376 of these shares); and 5,140 shares owned by Mr. Burkhardt's wife as custodian for minor grandchildren.

(5) Includes 1,800 shares owned by Mr. Erbaugh's wife and 4,684 shares owned by his minor children.

(6) Includes 19,750 shares in a Rollover Individual Retirement Account and 860 shares held by Stanley M. Fisher, Trustee.

(7) Excludes 162,195 shares owned by the FitzGibbon Family Limited Partnership, of which Mr. FitzGibbon has a 32% limited partnership interest and Naomi C. FitzGibbon, Mr. FitzGibbon's mother, is general partner.

(8) Includes 1,840 shares owned by Mr. Foley's minor children.

(9) Includes 200 shares owned by Mr. Herron's wife.

(10) Includes 7,500 shares owned by the Howley Family Partnership.

(11) Includes 8,700 shares owned jointly by Mr. Ware and his wife, and 6,000 shares owned by his daughter.

(12) Includes 162,195 shares owned by the FitzGibbon Family Limited Partnership, of which Mrs. FitzGibbon is general partner (Mrs. FitzGibbon disclaims beneficial ownership with respect to 155,708 of these shares); 137,961 shares owned by the Naomi C. FitzGibbon Charitable Remainder Unitrust, of which Mrs. FitzGibbon is sole trustee; 10,400 shares held by the FitzGibbon Family Foundation (of which Mrs. FitzGibbon disclaims beneficial ownership), of which Mrs. FitzGibbon is sole trustee; and 20,500 shares owned by the James I. FitzGibbon Trust, of which Stanley M. Fisher is Trustee.

(13) Based on information set forth on a Schedule 13G dated January 14, 1997.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

                  Based solely on the Company's review of Forms 3, 4 and 5 filed by or on behalf of the Company's directors, executive officers and principal shareholders and certain written representations from those persons, which have been submitted to the Company with respect to the 1996 fiscal year, pursuant to
Section 16(a) of the Securities Exchange Act of 1934, as amended, all required reports were filed by reporting persons on a timely basis, except Mr. Howley failed to timely file a Form 4 to report one transaction. Upon discovery of the failure to file, a report was promptly filed.

                              CERTAIN TRANSACTIONS

                  The Company has advanced funds, evidenced by demand promissory notes, to Philip R. Gardner, Vice President, International and Key Accounts. These loans bear interest (payable on demand) at the prime rate. As of March 31, 1997, the aggregate amount outstanding (including accrued but unpaid interest) on the loan to Mr. Gardner was $94,245.

                  Arter & Hadden, a law firm with which Stanley M. Fisher is Of Counsel, performed legal services for the Company during 1996. Mr. Fisher is a director of the Company.


                              INDEPENDENT AUDITORS

                  The firm of Ernst & Young LLP served as the independent auditors for the Company for the fiscal year ended December 31, 1996, and the Company has selected Ernst & Young LLP to so serve for the year ending December 31, 1997. A representative of Ernst & Young LLP is expected to be present at the annual meeting of shareholders. This representative will be afforded an opportunity to make a statement at the meeting, if he so desires, and will be available to respond to appropriate questions.


                              SHAREHOLDER PROPOSALS

                  Any shareholder proposal to be considered for inclusion in the Proxy Statement for next year's annual meeting of shareholders must be received by the Company at 20005 Lake Road, Rocky River, Ohio 44116, on or before December 9, 1997.


                                  OTHER MATTERS

                  The management of the Company does not know of any matters which may properly be presented at the meeting other than as specifically set forth in the Notice of Annual Meeting. If any other matter comes before the meeting or any adjournment thereof, the persons named in the accompanying form of Proxy and acting thereunder will vote in accordance with their best judgment with respect to such matter.

                                            LESCO, INC.


                                            Patricia W. Pribisko, Secretary

                                            DATED:  April 10, 1997

                                  DETACH CARD
--------------------------------------------------------------------------------

LESCO, INC.                            PROXY SOLICITED ON BEHALF OF THE BOARD OF
                                       DIRECTORS FOR ANNUAL MEETING MAY 14, 1997

    The undersigned appoints William A. Foley, Ware H. Grove and Patricia W. Pribisko as Proxies, each with full power to appoint his or her substitute, and hereby authorizes them to represent and to vote as designated below, all the Shares of LESCO, Inc. held of record by the undersigned on April 4, 1997, at the Annual Meeting of shareholders to be held on May 14, 1997, or any adjournment thereof.

1. ELECTION OF DIRECTORS.

     FOR all nominees listed below                   WITHHOLD AUTHORITY
[ ]  (except as marked to the contrary below)   [ ]  to vote for all nominees listed below

William A. Foley, Robert F. Burkhardt, Paul H. Carleton, David H. Clark, F. Leon
                                  Herron, Jr.,
 Stanley M. Fisher, Drexel Bunch, J. Martin Erbaugh, Michael J. FitzGibbon, Lee
                           C. Howley and Ronald Best

 (Instructions: To withhold authority for any individual nominee(s), write the name of such nominee(s) in the space provided below.)

--------------------------------------------------------------------------------

(2) In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                  (Continued and to be signed on reverse side)

                                  DETACH CARD
--------------------------------------------------------------------------------

                          (Continued from other side)

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the nominees listed in item 1 above. If voting for directors is cumulative, the Proxies may cumulate or distribute votes in such fashion as they believe will maximize the number of persons elected from among nominees for whom authority is granted.

Please sign exactly as name appears below. When shares are held as joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or
                                                  guardian, please give full
                                                  title as such. If a
                                                  corporation, please sign in
                                                  full corporate name by
                                                  President or other authorized
                                                  officer. If a partnership,
                                                  please sign in partnership
                                                  name by authorized person.

                                                  Dated                   , 1997
                                                        ------------------

                                                  ------------------------------
                                                            Signature

                                                  ------------------------------
                                                    Signature if held jointly

                                                  PLEASE MARK, SIGN, DATE AND
                                                  RETURN THE PROXY CARD PROMPTLY
                                                  USING THE ENCLOSED ENVELOPE.